As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cingulate Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3825535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 West 47th Place

Kansas City, KS 66205

(Address of Principal Executive Offices) (Zip Code)

Cingulate Inc. 2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Shane J. Schaffer

Chief Executive Officer

Cingulate Inc.

1901 West 47th Place

Kansas City, KS 66205

(Name and address of agent for service)

Telephone: 913-942-2300

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Cingulate Inc. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), under the Company’s 2021 Omnibus Equity Incentive Plan, as amended (the “Equity Plan”).

The number of shares of Common Stock available for issuance under the Equity Plan is subject to an automatic annual increase on January 1 of each year beginning in 2022 and ending on (and including) January 1, 2031 in an amount equal to the lesser of (i) five percent (5%) of the outstanding shares of all classes of the Company’s Common Stock (on a fully diluted basis, but rounded to the nearest 1,000 share increment) as of the last day of the immediately preceding fiscal year or (ii) such number of shares determined by the Company’s Board of Directors (the “Evergreen Increase”). An aggregate of 216,250 additional shares of Common Stock are available for issuance under the Equity Plan as a result of the Evergreen Increase on January 1, 2025 (the “Evergreen Shares”).

On June 10, 2025, at the Company’s 2025 Annual Meeting of Stockholders, the Company’s stockholders approved Amendment No. 2 to the Equity Plan to increase the number of shares of Common Stock authorized for issuance under the Equity Plan by 800,000 shares (the “New Shares” and together with the Evergreen Shares, the “Additional Shares”).

The 1,016,250 Additional Shares being registered pursuant to this Registration Statement are of the same class of securities as the 8,033 shares of Common Stock (after giving effect to the Reverse Splits referenced below) registered for issuance under the Equity Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-264002) filed on March 30, 2022, the 3,577 shares of Common Stock (after giving effect to the Reverse Splits referenced below) registered for issuance under the Equity Plan pursuant to the currently effective Registration Statement on Form S-8 filed on March 13, 2023 (Registration No. 333-270484), the 9,800 shares of Common Stock (after giving effect to the 2024 Reverse Split referenced below) registered for issuance under the Equity Plan pursuant to the currently effective Registration Statement on Form S-8 filed on April 4, 2024 (Registration No. 333-278511) and the 104,167 shares of Common Stock (after giving effect to the 2024 Reverse Split referenced below) registered for issuance under the Equity Plan pursuant to the currently effective Registration Statement on Form S-8 filed on July 15, 2024 (Registration No. 333-280819) (collectively, the “Prior Registration Statements”). The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E. Any items in the Prior Registration Statements not expressly changed hereby shall be as set forth in the Prior Registration Statements.

All share amounts referenced above and otherwise in this Registration Statement give effect to a 1-for- 20 reverse stock split of the Common Stock effected on November 30, 2023 (the “2023 Reverse Split”) and a 1-for-12 reverse stock split of the Common Stock effected on August 9, 2024 (the “2024 Reverse Split” and together with the 2023 Reverse Split, the “Reverse Splits”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference :

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2024, as filed with the Commission on March 27, 2025;

(b)	the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, filed on May 8, 2025;

(b)	the Company’s current reports on Form 8-K, filed with the Commission on January 7, 2025, January 24, 2025, February 3, 2025, March 4, 2025, April 9, 2025, May 13, 2025 and June 11, 2025 July 22, 2025 and July 25, 2025 (other than any portions thereof deemed furnished and not filed); and

(c)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-40874) filed with the Commission on December 3, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.5 to the Company’s annual report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 27, 2025.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	Exhibit	Filing Date
4.1	Cingulate Inc. 2021 Omnibus Equity Incentive Plan	S-1	10.1	9/27/2021
4.2	Amendment No. 1 to the Cingulate Inc. 2021 Omnibus Equity Incentive Plan	8-K	10.1	6/12/2024
4.3	Amendment No. 2 to the Cingulate Inc. 2021 Omnibus Equity Incentive Plan	8-K	10.1	6/11/2025
5.1*	Opinion of Lowenstein Sandler LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
107*	Calculation of Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas on July 25, 2025.

CINGULATE INC.

By:	/s/ Shane J. Schaffer
Shane J. Schaffer
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cingulate Inc., a Delaware corporation, do hereby constitute and appoint each of Shane J. Schaffer and Jennifer L. Callahan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Shane J. Schaffer	Chief Executive Officer and Chairman
Shane J. Schaffer	(Principal Executive Officer)	July 25, 2025

/s/ Jennifer L. Callahan	Chief Financial Officer
Jennifer L. Callahan	(Principal Financial Officer and Principal Accounting Officer)	July 25, 2025

/s/ Jeffrey S. Ervin
Jeffrey S. Ervin	Director	July 25, 2025

/s/ Bryan Lawrence
Bryan Lawrence	Director	July 25, 2025

/s/ John A. Roberts
John A. Roberts	Director	July 25, 2025

/s/ Peter J. Werth
Peter J. Werth	Director	July 25, 2025